Exhibit 10.31

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation Committee of the Board of Directors of Medtronic, Inc. (the “Compensation Committee”) for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in fiscal year 2008 and Mr. Arthur D. Collins Jr. who completed his tenure as Chief Executive Officer at the beginning of fiscal year 2008 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee approved the following base salaries, effective April 26, 2008, for five of the Named Executive Officers:

William A. Hawkins President and Chief Executive Officer	$1,177,000
Gary L. Ellis Senior Vice President and Chief Financial Officer	$636,000
Michael F. DeMane	$725,000
Stephen H. Mahle Executive Vice President of Healthcare Policy and Regulatory	$620,000
Jean-Luc Butel Senior Vice President and President, International	$525,000

Michael DeMane resigned as Chief Operating Officer of Medtronic on April 30, 2008, and entered into an agreement with Medtronic to address the terms of his continued employment with Medtronic. The agreement provides that Mr. DeMane will remain an employee until May 31, 2009 or, if earlier, the date of an event of default under the agreement. During the term of his employment he will continue to receive his current salary and will be eligible to participate in the broad-based benefit plans, programs and arrangements generally available to Medtronic U.S. employees, including participating in Medtronic’s incentive plan for fiscal year 2009. If Mr. DeMane remains an employee until May 31, 2009, then Medtronic will pay him lump sum separation amounts of $362,500 and $688,750, representing six months salary and his bonus for fiscal year 2009, respectively. Mr. DeMane also will be entitled to tax equalization amounts for income that he earned as an employee of Medtronic that is subject to non-US taxes, consistent with Medtronic’s tax equalization policy. The agreement contains confidentiality, non-compete and non-solicitation provisions.

Upon assuming the position of employee Chairman effective on the date of the 2007 Annual Shareholder’s Meeting, Mr. Collins’ base salary was established by the Committee at $1,000,000 through the date of the 2008 Annual Shareholder’s Meeting.

Performance Bonus:

The Compensation Committee has approved the following bonus payments for performance in fiscal year 2008:

William A. Hawkins	$632,295
Gary L. Ellis	$251,145
Michael F. DeMane	$335,926
Stephen H. Mahle	$276,818
Jean-Luc Butel	$241,657
Arthur D. Collins, Jr. (1)	$273,623

(1)	Reflects a pro-rata performance bonus for the period of time in fiscal year 2008 in which he served as Chairman and Chief Executive Officer.

On April 17, 2008, the Compensation Committee of the Board of Directors approved performance measures for fiscal year 2009. The plan is a performance-based plan with awards based on company, geographic and business unit performance. For fiscal 2009, the financial measures for the portion of our plan based on company performance are earnings per share, revenue growth, and operating cash flow with weights of 40%, 40%, and 20% respectively. For fiscal year 2009, senior executive officers are eligible for target awards ranging from 75% to 120% of base salary. The potential maximum payouts senior executive officers are eligible for range from 165% to 264% of base salary.

Stock Option and Restricted Stock/Restricted Stock Units:

On October 17, 2007, the Compensation Committee approved the following stock options and performance based restricted stock grants under the Company’s 2003 Long-Term Incentive Plan. The stock options were granted on October 29, 2007 at an exercise price of $47.77, which was the fair market value of the Company’s Common Stock on the date of grant and vest annually in 25% increments. The restricted stock grants will cliff vest in October 2010 (or, in the event of death, disability or retirement, they vest on a pro-rata basis) provided a minimum performance threshold is achieved.

William A. Hawkins	52,335 Restricted Stock	188,403 stock options
Gary L. Ellis	11,514 Restricted Stock	41,868 stock options
Michael F. DeMane	18,841 Restricted Stock	69,082 stock options
Stephen H. Mahle	15,701 Restricted Stock	56,521 stock options
Jean-Luc Butel	6,281 Restricted Stock	23,028 stock options

As Chairman, Mr. Collins did not receive any grants of stock options or restricted stock in fiscal year 2008.

In addition to the above-mentioned grants, in fiscal year 2008 the Compensation Committee approved an additional grant of restricted stock units to Mr. Butel with a grant date of April 30, 2007 as outlined below:

Jean-Luc Butel	37,786 Restricted Stock Units

The restricted stock units granted to Mr. Butel will vest 50% on the third anniversary and 50% on the fifth anniversary of the date of grant and will vest on a pro-rata basis in the event of death, disability or retirement.

Long Term Incentive Plan Awards:

The Compensation Committee approved the following long-term incentive plan awards established for the three-year cycle ending in fiscal 2008. The amounts listed below include the value of both cash and stock. Half of the award is paid in Company common stock, with the other half paid in cash. The value of an award is determined at the end of the performance period based on Medtronic’s financial performance and the fair market value per share on the date of award payment.

William A. Hawkins	$678,742
Gary L. Ellis	$346,314
Michael F. DeMane	$364,552
Stephen H. Mahle	$417,038
Jean-Luc Butel	$284,735
Arthur D. Collins, Jr.	$1,427,656

On April 17, 2008, the Compensation Committee of the Board of Directors of approved performance measures for fiscal year the 2009-2011 cycle of the Long-Term Performance Plan. Senior executive officers are eligible for grants under the Long-Term Performance Plan. Grants are made annually for overlapping three-year performance periods. For the 2009-2011 award cycle, the financial measures are 3-year cumulative diluted earnings per share growth, 3-year average revenue growth and three-year return on invested capital, weighted at 50%, 30% and 20% respectively. The amount of cash payable at the end of the three-year plan period can range from 20% to 180% of the original grant.

Compensation Arrangements for Non-Employee Directors

Non-employee director compensation consists of an annual retainer, an annual cash stipend for committee chairs and special committee members, an annual stock option grant and an annual grant of deferred stock units. In addition, all new non-employee directors receive an initial stock option grant and a pro-rated annual stock option grant based on the number of days remaining in the plan year.

The annual retainer for all non-employee directors for the fiscal year 2009 plan year is $80,000. The Chairs of the Corporate Governance, Compensation and Technology and Quality Committees receive an annual cash stipend of $10,000 and the chair of the Audit Committee receives an annual cash stipend of $15,000. In addition, non-chair members of the Audit Committee receive an annual cash stipend of $5,000. Members of a Special Committee receive an additional annual fee of $10,000 for each Special Committee upon which they serve, paid at the end of each fiscal quarter ($2,500 per quarter), so long as the committee is convened. The annual retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.

Non-employee directors are granted stock options on the first business day of each plan year in an amount equal to the annual retainer divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option).

Directors are granted deferred stock units on the last business day of the plan year (each representing the right to receive one share of Medtronic common stock) in an amount equal to the annual retainer earned during that plan year multiplied by a proration factor (on a pro-rated basis for participants who are directors for less than the entire plan year) divided by the average closing price of a share of Medtronic common stock for the last 20 trading days during the plan year. On the date he or she first becomes a director, each new non-employee director receives (1) a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times the amount of the annual retainer divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option); and (2) a pro-rated annual stock option grant for a number of shares of Medtronic common stock equal to the amount of the annual retainer (pro-rated based on the number of days remaining in the plan year) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option).